Registration No. 333-

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

SAP AG
(Exact name of registrant as specified in its charter)

Federal Republic of Germany	Not Applicable
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)
Dietmar-Hopp-Allee 16
69190 Walldorf
Federal Republic of Germany
(Address of principal executive offices; Zip Code)

SAP SHARE MATCHING PLAN
(Full title of plan)

Wendy Boufford
c/o SAP Labs LLC
3410 Hillview Avenue
Palo Alto, CA 94304
(Tel) 1-650-849-4000
(Name, address and telephone number, including area code, of agent for service)

Copy to:
A. Peter Harwich
Allen & Overy LLP
1221 Avenue of the Americas
New York, NY 10020
(212) 610-6300

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☑	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

		Proposed Maximum	Proposed Maximum	Amount of
	Amount to be	Offering Price	Aggregate Offering	Registration
Title of Securities to be Registered	Registered(1)	Per Share(2)	Price(2)	Fee(2)
Ordinary Shares of SAP AG, without nominal value	2,364,000	$63.72	$150,634,080.00	$17,488.62

(1)	The number of Ordinary Shares being registered also includes an indeterminate number of Ordinary Shares that may be offered and issued as a result of stock splits, stock dividends or similar anti-dilution adjustments of the outstanding Ordinary Shares in accordance with Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”).

(2)	Estimated in accordance with Rule 457(h)(1) and Rule 457(c) under the Securities Act, solely for the purpose of computing the registration fee, based upon the average of the high and low price per Ordinary Shares reported on Xetra, the electronic trading platform of Deutsche Boerse AG, on April 28, 2011 translated into U.S. dollars at an exchange rate of €1 to $1.4794, the euro foreign exchange reference rate as published by the European Central Bank on that date.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The information required by Item 1 and Item 2 of Part I of Form S-8 is omitted from this filing in accordance with Rule 428(b)(1) under the Securities Act, and the introductory note to Part I of Form S-8. The documents containing the information specified in Part I will be delivered to the participants in the SAP Share Matching Plan (the “Plan”) covered by this Registration Statement as required by Rule 428(b)(1). Such documents and the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute the Section 10(a) prospectus.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents previously filed with or furnished to the Securities and Exchange Commission (the “Commission”) by SAP AG (the “Registrant”) are incorporated by reference herein and shall be deemed to be part hereof:
(a)	The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2010, filed with the Commission on March 18, 2011;

(b)	All other reports filed or furnished pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) since December 31, 2010, including any reports on Form 6-K, including without limitation the Registrant’s reports on Form 6-K, furnished to the Commission on January 14, 2011, January 27, 2011, February 14, 2011, March 21, 2011, March 30, 2011, April 11, 2011, April 18, 2011, April 27, 2011 and April 28, 2011; and

(c)	The description of the Registrant’s Ordinary Shares contained in the Registrant’s Registration Statement on Form 8-A, filed with the Commission on May 3, 2001, including any amendment or report filed for the purpose of updating such description.
     All documents filed with or furnished to the Commission by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, including any Annual Report on Form 20-F and reports on Form 6-K, subsequent to the date hereof and prior to the filing of a post-effective amendment which indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference into this Registration Statement and to be a part hereof from the date such reports are filed or furnished, as applicable.
     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof or of the related prospectus to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     The validity of the Ordinary Shares to be issued under the Plan has been passed upon for the Registrant by Michael Junge, General Counsel of SAP AG. Mr. Junge is a full time employee of the Registrant. Mr. Junge currently beneficially owns less than 0.001% of the Registrant’s outstanding Ordinary Shares.
Item 6. Indemnification of Directors and Officers.
     A German stock corporation may only indemnify members of its Executive Board or its Supervisory Board in limited circumstances. A German stock corporation may purchase directors’ and officers’ insurance. The Registrant maintains liability insurance for members of its Supervisory Board and members of its Executive Board in connection with their activities on the Registrant’s behalf, including against liabilities under the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). With the exception of this liability insurance, there are no statutes, charters, provisions, by-laws, contracts or other arrangements under which any director or officer of the Registrant is insured or indemnified in any manner against liability which he may incur in his capacity as such.

Item 7. Exemption from Registration Claimed.
     Not Applicable.
Item 8. Exhibits

Exhibit	Description
4.1	Articles of Incorporation (Satzung) of SAP AG, as amended as of November 17, 2010.(1)

4.2	Share Matching Plan.(2)

5.1	Opinion of Michael Junge of the Registrant’s Corporate Legal Department as to the legality of the Ordinary Shares covered by this Registration Statement.

23.1	Consent of Michael Junge (included in Exhibit 5.1).

23.2	Consent of KPMG AG Wirtschaftsprüfungsgsellschaft, Independent Registered Public Accounting Firm.

24.1	Powers of Attorney (included on the signature page of this Registration Statement).

(1)	Incorporated by reference to Exhibit 1 to SAP AG’s Annual Report on Form 20-F filed with the Commission on March 18, 2011.

(2)	Incorporated by reference to Exhibit 4.2 to SAP AG’s Current Report on Form 6-K filed with the Commission on April 27, 2011.
Item 9. Undertakings
(a)	The undersigned Registrant hereby undertakes:
(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:
(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;
provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

(2)	That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b)	The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s Annual Report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s Annual Report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Walldorf, Germany, on April 28, 2011.

SAP AG (Registrant)
By:	/s/ Bill McDermott
Bill McDermott
Co-Chief Executive Officer

By:	/s/ Jim Hagemann Snabe
Jim Hagemann Snabe
Co-Chief Executive Officer

By:	/s/ Dr. Werner Brandt
Dr. Werner Brandt
Chief Financial Officer

POWERS OF ATTORNEY
     KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Bill McDermott, Jim Hagemann Snabe and Dr. Werner Brandt, and each of them (with full power in each of them to act alone), his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all subsequent registration statements pursuant to Instruction E of Form S-8 under the Securities Act, and any and all amendments (including post-effective amendments) to this Registration Statement or any such subsequent registration statement, and to file such subsequent registration statements and such amendments with all exhibits thereto and other documents in connection therewith with the Commission granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their substitutes, may lawfully do or cause to be done by virtue hereof.
     Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signatures	Title	Date

/s/ Bill McDermott	Co-Chief Executive Officer and Member of the Executive Board	April 28, 2011
Bill McDermott	(principal executive officer)

/s/ Jim Hagemann Snabe	Co-Chief Executive Officer and Member of the Executive Board	April 28 , 2011
Jim Hagemann Snabe	(principal executive officer)

/s/ Dr. Werner Brandt	Chief Financial Officer and Member of the Executive Board	April 28, 2011
Dr. Werner Brandt	(principal financial and accounting officer)

/s/ Dr. Angelika Damman	Chief Human Resources Officer and Member of the Executive Board	April 28, 2011
Dr. Angelika Damman

/s/ Gerhard Oswald	Chief Operating Officer and Member of the Executive Board	April 28, 2011
Gerhard Oswald

/s/ Vishal Sikka	Chief Technology Officer and Member of the Executive Board	April 28 , 2011
Vishal Sikka

/s/ Wendy Boufford	Authorized U.S. Representative	April 28, 2011
Wendy Boufford

INDEX TO EXHIBITS

Exhibit	Description
4.1	Articles of Incorporation (Satzung) of SAP AG, as amended as of November 17, 2010.(1)

4.2	Share Matching Plan.(2)

5.1	Opinion of Michael Junge of the Registrant’s Corporate Legal Department as to the validity of the Ordinary Shares covered by this Registration Statement.

23.1	Consent of Michael Junge (included in Exhibit 5.1).

23.2	Consent of KPMG AG Wirtschaftsprüfungsgsellschaft, Independent Registered Public Accounting Firm.

24.1	Powers of Attorney (included on the signature page of this Registration Statement).

(1)	Incorporated by reference to Exhibit 1 to SAP AG’s Annual Report on Form 20-F filed with the Commission on March 18, 2011.

(2)	Incorporated by reference to Exhibit 4.2 to SAP AG’s Current Report on Form 6-K filed with the Commission on April 27, 2011.

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